Schedule C
Dated March 8, 2021
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 12/31	Class	Expense Limit	Termination Date
Touchstone Anti-Benchmark® US Core Equity Fund (formerly Touchstone Dynamic Equity Fund)	A	0.79%	April 29, 2022
	C	1.54%
	Y	0.54%
	Institutional	0.44%
Touchstone Dynamic Diversified Income Fund	A	0.49%	April 29, 2022
	C	1.24%
	Y	0.24%
Touchstone Dynamic Global Allocation Fund	A	0.49%	April 29, 2022
	C	1.24%
	Y	0.24%
Touchstone Sands Capital International Growth Fund	Y	0.98%	April 29, 2022
	Institutional	0.88%
	R6	0.82%

This Schedule C to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Timothy D. Paulin
Timothy D. Paulin Senior Vice President

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Chief Financial Officer